The Prudential Investment Portfolios, Inc.
File No. 811-09439
For the Fiscal Year ended July 31, 2010

				SUB-ITEM 77D
		Policies with Respect to Security Investment

			PRUDENTIAL INVESTMENT PORTFOLIOS 5
	Prudential Jennison Conservative Growth Fund (the "Fund")

     Supplement dated March 18,  2010 to the Prospectus and Statement of
		         Additional Information
			dated September 30, 2009

The Fund's Prospectus is amended as follows:

1. The following is added at the end of the second paragraph under the caption, "How the Fund Invests - Investment Objectives and Policies":

	Effective on or about May 31, 2010, we will begin supplementing our
	fundamental investment process with quantitative analytics.  The process
	combines the fundamental research and stock selection insights of the
	Subadviser's growth equity strategy with quantitative tools and a portfolio-
	optimization process that seek to improve portfolio diversification and
	manage sector exposures relative to the S&P 500 Index in a more systematic
	fashion.  The enhancement is expected to result in a greater number of
	portfolio holdings in the Fund than previously, and is expected to result in a
	material increase in the Fund's annual portfolio turnover rate.

2. The first paragraph under "How the Fund is Managed - Portfolio Managers" is deleted and replaced with the following:

	Blair A. Boyer, Kathleen A. McCarragher, Michael A. Del Balso, Mehdi Mahmud and Jason McManus are the portfolio managers of the Fund. Messrs. Boyer and Del Balso and Ms. McCarragher are members of Jennison's growth equity team. Messrs Mahmud and McManus are responsible for managing the sector allocations of the Fund and have oversight of the quantitative analytics used to support the strategy.

3. The biographies of Mehdi Mahmud and Jason McManus are added after the biography of Michael A. Del Balso under the caption "How the Fund is Managed - Portfolio Managers," as follows:

	Mehdi Mahmud is the Vice Chairman Chief Operating Officer of Jennison
	which he joined in March 2003. He is responsible for the investment
	supervision of Value, Blend, and Small and Mid Cap Equity strategies and
	the management of the Jennison Fundamental Alpha long/short strategies, as
	well as the day-to-day oversight of key support areas, including institutional
	and retail distribution strategy. Prior to joining Jennison, Mr. Mahmud was
	with Credit Suisse Asset Management (CSAM) from 1999 to 2003. At
	Credit Suisse, he was director of investment management and a member of
	the global investment business committee overseeing CSAM's investment
	capabilities worldwide, reporting to the global chief investment officer.
	From 1995 to 1999, Mr. Mahmud was with J.P. Morgan Investment
	Management where he managed global balanced portfolios and conducted
	research relating to quantitative global macro trading models. Mr. Mahmud
	received a B.S. in electrical engineering from Yale University.

	Jason T. McManus is a Vice President of Jennison, which he joined in July
	1997. Since July 2003, Mr. McManus has worked on Jennison's quantitative
	research team. Prior to 2003, he worked as a research associate on Jennison's
	international equity team.  Mr. McManus earned a B.S. in Economics and
	Computer Science from the University at Albany and received his M.B.A. in
	Quantitative Finance from New York University.

The Fund's Statement of Additional Information is amended as follows:

1. The following is added to the first table under the caption, "Additional Information About the Portfolio Managers - Other Accounts and Ownership of Fund Securities":

Conservative	Portfolio	Registered 	Other Pooled	Other Accounts	 Ownership
Growth 	    	Manager		Investment	Investment			 of Fund
Fund (as of 			Companies	Vehicles			 Securities
December
31, 2009)

Subadviser
Jennison
Associates
LLC

		Mehdi 		1/ $376,977,000	1/ $22,102,000	1/ $7,306,000	 None
		Mahmud
		Jason
		McManus		1/ $376,977,000	3/ $113,513,000	2/ $336,967,000* None

*Other Accounts excludes the assets and number of accounts in wrap fee programs that are managed using model portfolios.

2.    The text under the caption   "Additional Information About the Portfolio
Managers - Jennison - Compensation" that follows the first paragraph under such caption is deleted and replaced with the following:

The following primary quantitative factor is reviewed for the portfolio managers:
	* One and three year pre-tax investment performance of groupings of accounts
	  (a "Composite") relative to market conditions, pre-determined passive
	  indices, such as the Russell 1000(r) Growth Index (and, with respect to
	  Messrs. Mahmud and McManus only, the Russell 1000(r) Growth Index and
	  the Standard Poor's 500 Composite Stock Price Index), and industry peer
	  group data for the product strategy (e.g., large cap growth, large cap
	  value) for which the portfolio manager is responsible.
In addition, the qualitative factors reviewed for the portfolio managers may include:
	* Historical and long-term business potential of the product strategies;
	* Qualitative factors such as teamwork and responsiveness; and
	* Other individual factors such as experience and other responsibilities
	  such as being a team leader or supervisor may also affect an investment
	  professional's total compensation.
Also, firm-wide business performance is  taken into account as a very significant factor in setting the compensation of Messrs. Mahmud and McManus.



LR331